Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-276766) on Form S-3 and related Prospectus of American Superconductor Corporation of our reports dated May 31, 2023 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of American Superconductor Corporation, appearing in the Annual Report on Form 10-K of American Superconductor Corporation for the year ended March 31, 2023.

We also consent to the reference to our firm under the headings “Experts” in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

March 8, 2024